EXHIBIT 99.1

Contacts:	Tularik Inc. Traci McCarty (investors/media) 650-825-7182

Tularik Announces 2003 Third Quarter Financial Results

South San Francisco, Calif.,October 16, 2003 – Tularik Inc. (Nasdaq: TLRK) today reported results for the three- and nine-month periods ended September 30, 2003. Revenue for the quarter was $8.6 million, compared to revenue of $5.6 million in the third quarter of 2002. Net losses for the quarter were $25.9 million, or $0.44 per share, compared to a net loss of $22.9 million, or $0.45 per share, in the third quarter of 2002. At September 30, 2003, Tularik had $155.3 million in cash, cash equivalents and marketable securities, including $14.1 million attributable to Tularik’s majority-owned subsidiary, Cumbre Inc. (Cumbre).

Highlights:

•	On October 14, Tularik announced the achievement of the first milestones under its collaboration with Amgen Inc. (Nasdaq: AMGN) to discover, develop and commercialize therapeutics aimed at oncology targets. Amgen selected for optimization two compounds identified by Tularik, each directed against a different target, resulting in the recognition of two milestone payments in the third quarter.

•	In the cancer area, Tularik continued to open new trial sites and enroll patients in its pivotal trial with T67 for the treatment of hepatocellular carcinoma (HCC). To date, 51 trial sites worldwide are open for enrollment. The Company will provide a patient enrollment update at year-end. T607, an analog of T67, continued to move forward in Phase 2 studies in HCC, ovarian cancer, gastric cancer and esophageal cancer. The Company expects to complete these trials by year-end and provide an update on further development plans shortly thereafter.

•	In the immune disorders area, Tularik completed Phase 1 studies with T487, its novel drug candidate for the treatment of inflammatory diseases. T487 is an antagonist of CXCR3, a chemokine receptor implicated in psoriasis, rheumatoid arthritis, inflammatory bowel disease and multiple sclerosis. In the Phase 1 studies, all doses of T487 were well tolerated and good oral exposure was achieved. Once-daily dosing is expected. The Company intends to initiate Phase 2 studies in psoriasis patients in the fourth quarter.

•	In the metabolic disease area, Tularik completed Phase 1 studies with T131, a drug candidate for the treatment of type 2 diabetes. T131 acts through PPAR g (peroxisome proliferator-activated receptor gamma), a target involved in the body’s ability to respond to insulin. In the Phase 1 studies, all doses were well tolerated and good oral exposure was achieved. Once-daily dosing is expected. The Company intends to initiate Phase 2 studies in type 2 diabetic patients in the fourth quarter.

Financial Results

Revenue from collaborative research and development for the third quarter of 2003 was $8.6 million, compared to $5.6 million in the third quarter of 2002. The increase in collaborative research revenues for the third quarter was the result of revenue from our five-year oncology collaboration with Amgen announced in May 2003. Also contributing to revenues in the third quarter were two milestone payments from Amgen following selection of two lead compounds for advancement.

Total revenue for the nine-month period ended September 30, 2003 was $20.5 million, compared to revenue of $18.3 million for the same period in 2002. Revenue for the nine-month period ended September 30, 2003 was comprised of collaborative research and development revenue of $18.9 million and license fee revenue of $1.6 million. All revenue for the nine-month period ended September 30, 2002 was from collaborative research and development. Revenue for the nine-month period ended September 30, 2003 was derived primarily from research collaborations with Amgen, Japan Tobacco and Sankyo Company, Ltd., and from receipt of preferred stock of a private company in exchange for a technology license.

Total research and development expenses for the three- and nine-month periods ended September 30, 2003 increased to $31.6 million and $91.6 million, from $26.3 million and $80.2 million for the respective periods in 2002. The increased research and development expenses are primarily attributable to headcount and facilities costs, including costs at Cumbre, and clinical trial costs.

Total general and administrative expenses for the three- and nine-month periods ended September 30, 2003 decreased to $2.5 million and $8.6 million, compared to $2.9 million and $8.9 million for the respective periods in 2002. The decrease was attributable to a reallocation of facilities space that reflected reduced utilization by the general and administrative functions.

Interest income for the three- and nine-month periods ended September 30, 2003 decreased to $0.5 million and $1.8 million, from $1.1 million and $4.1 million for the respective periods in 2002. The decrease was due to lower cash and investment balances compared to the year earlier period, as well as lower yields on our investment portfolio.

Loss on impairment of non-marketable securities was $0.5 million for the three- and nine-month periods ended September 30, 2003. The loss on impairment related to a decrease in the value of our preferred stock holdings in a private biotechnology company.

About Tularik

Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik’s scientific platform is focused on three therapeutic areas: cancer, immunology and metabolic disease. The Company currently has four drug candidates in clinical trials. In the cancer area, Tularik is currently conducting a pivotal study of T67 for the treatment of hepatocellular carcinoma (HCC) and Phase 2 trials with T607 for the treatment of HCC, ovarian cancer, gastric cancer and esophageal cancer. T487, for the treatment of inflammatory diseases, and T131, for the treatment of type 2 diabetes, are moving into Phase 2 trials. For more information, visit Tularik’s Internet website at www.tularik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Tularik to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Tularik’s SEC reports, including the report on Form 10-Q for the quarter ended June 30, 2003 and the report on Form 10-K for the year ended December 31, 2002. Tularik does not undertake any obligation to update forward-looking statements.

TULARIK INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Collaborative research and development	$8,595	$5,551	$18,889	$18,302
Technology license fee	—	—	1,600	—

	8,595	5,551	20,489	18,302

Operating expenses:
Research and development	31,607	26,344	91,593	80,168
General and administrative	2,465	2,898	8,560	8,900

	34,072	29,242	100,153	89,068

Loss from operations	(25,477)	(23,691)	(79,664)	(70,766)
Interest and other income	514	1,144	1,756	4,092
Interest expense	(430)	(391)	(1,225)	(1,185)
Loss on impairment of non-marketable securities	(485)	—	(485)	—

Net loss	$(25,878)	$(22,938)	$(79,618)	$(67,859)

Basic and diluted amounts per share:
Net loss	$(0.44)	$(0.45)	$(1.40)	$(1.35)

Weighted-average shares used in computing basic and diluted net loss per share	59,235,924	50,697,103	56,680,722	50,373,847

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2003	December 31, 2002
	(unaudited)	(Note)
Cash and cash equivalents	$67,980	$95,670
Investments	82,349	81,030
Other current assets	4,618	4,600

Total current assets	154,947	181,300

Property and equipment, net	27,340	31,188
Non-current and restricted investments	10,417	17,359
Other assets	6,028	6,460

Total assets	$198,732	$236,307

Liabilities and stockholders’ equity:
Current liabilities	$45,899	$33,786
Long-term obligations	31,694	27,539
Minority interest	26,250	26,250
Stockholders’ equity	94,889	148,732

Total liabilities and stockholders’ equity	$198,732	$236,307

(Note): Derived from audited consolidated financial statements at that date.

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